                                                                  Exhibit (a)(7)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated May 9, 1997 and the related Letter of
       Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws
              require the Offer to be made by a licensed broker or
                dealer, the Offer shall be deemed to be made on
                   behalf of Purchaser (as defined below) by
                      Goldman, Sachs & Co. or one or more
                         registered brokers or dealers
                           licensed under the laws of
                               such jurisdictions.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)
                                       OF

                                BBN CORPORATION

                                       AT

                               $29 NET PER SHARE

                                       BY

                         GTE MASSACHUSETTS INCORPORATED

                          A WHOLLY OWNED SUBSIDIARY OF

                                GTE CORPORATION

     GTE Massachusetts Incorporated, a Massachusetts corporation ("Purchaser") and a wholly owned subsidiary of GTE Corporation, a New York corporation ("Parent"), is offering to purchase all outstanding shares of common stock, $1.00 par value per share (the "Company Common Stock") and the associated common stock purchase rights (the "Rights"; and together with the Company Common Stock, the "Shares"), of BBN Corporation, a Massachusetts corporation (the "Company"), at $29 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 12, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON FRIDAY, JUNE 6, 1997, UNLESS THE OFFER IS EXTENDED.

     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares which, together with any Shares beneficially owned by Parent or Purchaser, represent at least two-thirds of the Shares outstanding. The Offer is subject to other terms and conditions, including receipt of certain regulatory approvals, set forth in the Offer to Purchase. Pursuant to the Merger Agreement (as defined below), Purchaser has agreed to extend the Offer from time to time until August 15, 1997 (as such date may be extended pursuant to the terms of the Merger Agreement) if at the initial Expiration Date (as defined in the Offer to Purchase), or any extension thereof, all conditions to the Offer have not been satisfied or waived. Pursuant to the Merger Agreement, Purchaser also has certain rights to extend the Offer if it believes that such extension is advisable in order to facilitate the orderly transition of the business of the Company and preserve and maintain the Company's business relationships.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 5, 1997 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, following the consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser will be merged with and into the Company (the "Merger"). At the effective time of the Merger, each outstanding Share (other than Shares held in the treasury of the Company, owned by Parent, Purchaser or any wholly owned subsidiary of Parent or held by stockholders who perfect their dissenters' rights under Massachusetts law) will be converted into the right to receive the per Share price paid in the Offer, without interest.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER.

     The Offer is subject to certain conditions set forth in the Offer to Purchase. If any such condition is not satisfied, Purchaser shall not be required to accept for payment or pay for, and may delay the acceptance for payment of, or (whether or not the Shares have theretofore been accepted for payment) the payment for, any Shares tendered, and may terminate or extend the Offer and not accept for payment any Shares. Purchaser may waive any or all of the conditions to the Offer in whole or in part at any time, to the extent permitted by applicable law and the provisions of the Merger Agreement.

     Purchaser reserves the right, at any time or from time to time, subject to the terms of the Merger Agreement, to extend the period of time during which the Offer is open by giving oral or written notice of such exentension to The First National Bank of Boston (the "Depositary"). Any such extension will be followed as promptly as practicable by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled date on which the Offer was to expire. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment tendered Shares if, as and when Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and any other documents required by the Letter of Transmittal.

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. After that, such tenders are irrevocable, except that they may be withdrawn at any time after July 11, 1997, if they have not previously been accepted for payment as provided in the Offer to Purchase. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares.

If the Shares to be withdrawn have been delivered to the Depositary or otherwise identified to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (as defined in the Offer to Purchase) must be submitted prior to the release of such Shares (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)). In addition, such notice must specify the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares.

     The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares.

     The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares. THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Managers, the Information Agent and the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC
                          77 Water Street, 20th Floor
                           New York, New York 10005
                           (212) 269-8550 (collect)
                                      or
                        CALL TOLL FREE: (800) 290-6430


                     The Dealer Managers for the Offer are:

                              Goldman, Sachs & Co.
                                85 Broad Street
                           New York, New york, 10004
                                 (212) 902-1000


May 9, 1997

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